Exhibit 99.1

           PPT VISION, Inc. Reports Third Quarter Financial Results

                    --  Revenues Grow 35% Over Prior Year
                    --  Fourth Consecutive Quarter of Revenue Growth


    MINNEAPOLIS, Aug. 17 /PRNewswire/ -- PPT VISION, Inc. (Nasdaq: PPTV) today announced financial results for its fiscal third quarter ending July 31, 2004. Revenues for the third quarter were $2.7 million, a 35% improvement over revenues of $2.0 million for the same period in fiscal 2003. The Company's net loss was $243,000 or $0.02 per share compared to a net loss of $951,000 or $0.09 per share for the same period in fiscal 2003.
    For the nine-month period, revenues increased 22% to $7.8 million, compared with $6.4 million for the previous year. The Company reported a net loss of $812,000 compared to a net loss of $3.9 million during the first nine months of the previous year. Net loss per share for the nine-month period was $0.07 versus a net loss per share of $0.39 in the prior year.
    "We are pleased that we are continuing to see a steady increase in our revenue levels overall, but even more excited about the fact that we saw very strong growth in our core 2D revenues this quarter," stated Mr. Joe Christenson, President of PPT VISION, Inc. "Not only did our 2D products and services revenues grow by 35% over the third quarter of last fiscal year, but 2D revenues also grew a strong 20% over 2D revenues recorded in the second quarter of this fiscal year. This growth was led by sales of our IMPACT product line which grew 40% this quarter over last quarter and improved almost three fold in a year. We are gratified that so many customers are realizing the benefits and value of our IMPACT products and we believe that these products will continue to gain acceptance and momentum in the market place," continued Mr. Christenson.
    "Our investments over the past two years in new product development and in the growth of our partnerships with our system integrators and distributors throughout the world are clearly paying dividends. We will continue to work hard to build on the momentum that we have achieved by expanding our product capabilities, our marketing efforts and our relationships with key selling partners and customers," concluded Mr. Christenson.

    About IMPACT
    In May, PPT introduced an important new product, the IMPACT(TM) T10 Intelligent Camera, which utilizes PPT VISION's robust Inspection Builder(TM) software and as a result it is the first intelligent camera that provides customers with all the features of a full-scale vision system. With the introduction of the IMPACT T10, PPT has established two IMPACT(TM) machine vision product lines: the existing, higher performance C-series, where the processor is separate from the camera, and the lower-priced, fully self-contained T-series intelligent camera. PPT Vision markets the IMPACT products through a growing global network of system integration and distribution partners, as well as directly to large end user and OEM customers.

    About PPT VISION
    PPT VISION, Inc. develops and markets 2D and 3D machine vision-based automated inspection systems for manufacturing applications. Machine vision-based systems enable manufacturers to realize significant economic paybacks by increasing the quality of manufactured parts and improving the productivity of manufacturing processes. The Company's 2D and 3D machine vision product lines are sold on a global basis to original equipment manufacturers (OEMs), system integrators, machine builders, and end-users, primarily in the electronic and semiconductor component, automotive, medical device, and packaged goods industries. The Company's SpeedScan 3D(TM) sensor product incorporates PPT VISION's patented high-speed Scanning Moire Interferometry(TM) technology. The Company's Common Stock trades on the Nasdaq Small Cap Market tier of The Nasdaq Stock Market under the symbol PPTV. For more information, please see the PPT VISION, Inc. web site at http://www.pptvision.com .

    Conference Call
    The Company has scheduled a conference call for 10:00 a.m. CDT on Wednesday, August 18, 2004. In the conference call, the Company will discuss the results for the recent quarter and expectations with respect to future performance. The dial-in number to participate in the call is: 877-407-8031. It will also be broadcast live over the Internet by World Investor Link's Vcall. To listen live, go to http://www.vcall.com .
    A digitized replay of the third quarter conference call will be available between the afternoon of August 18, 2004 and 11:59 p.m. (Eastern) on August 25, 2004. To access the replay please use the following numbers: U.S. = 877-660-6853 or International = 201-612-7415. The replay passcodes are:
Account #1628 and Conference ID #111978. The full conference call will also be available for replay at http://www.vcall.com .

    Forward-Looking Statements
    The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's expectations, beliefs, intentions and strategies regarding the future. Forward-looking statements include, without limitation, statements regarding the extent and timing of future revenues and expenses and customer demand. All forward-looking statements included in this document are based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward-looking statements.
    The Company's actual results are subject to risks and uncertainties and could differ materially from those discussed in the forward-looking statements. These statements are based upon the Company's expectations regarding a number of factors, including the Company's ability to obtain additional working capital if necessary to support its operations, the success of the Company's new IMPACT machine vision micro-system, changes in worldwide general economic conditions, cyclicality of capital spending by customers, the Company's ability to keep pace with technological developments and evolving industry standards, worldwide competition, and the Company's ability to protect its existing intellectual property from challenges from fourth parties. A detailed description of the factors that could cause future results to materially differ from the Company's recent results or those projected in the forward-looking statements are contained in the section entitled "Description of Business" under the caption "Important Factors Regarding Forward-Looking Statements" contained in its filing with the Securities and Exchange Commission on Form 10-KSB for the year ended October 31, 2003 and other reports filed with the Securities and Exchange Commission.


    PPT VISION, Inc.
    Condensed Statements of Operations
    (In thousands, except share and per share data)
    (Unaudited)
                             Three Months Ended        Nine Months Ended
                                  July 31,                  July 31,
                             2004         2003         2004         2003

    Revenues:
      Product revenue      $ 2,345      $ 1,548      $ 6,589      $ 5,193
      Service revenue          388          470        1,195        1,187
    Total revenue            2,733        2,018        7,784        6,380

    Cost of sales            1,198          904        3,398        3,133

    Gross profit             1,534        1,114        4,386        3,247

    Operating expenses:
      Sales and marketing      742          742        2,083        2,407
      General and
       administrative          358          513        1,100        1,461
      MSD closure costs         --           --           --          362
      Research and
       development             666          820        2,008        2,956
    Total operating expenses 1,766        2,075        5,191        7,186

    Loss from operations      (232)        (961)        (805)      (3,939)
      Interest and other
       income                  (11)          10           (7)          31
    Net loss                 $(243)      $ (951)       $(812)     $(3,908)

    Basic and diluted
     loss per share         $(0.02)      $(0.09)     $ (0.07)      $(0.39)

    Shares used to
     compute basic and
     diluted loss per
     share              11,920,000   10,099,000   11,842,000   10,078,000



    PPT VISION, Inc.
    Condensed Balance Sheets
    (In thousands)                                   July 31,      October 31,
                                                       2004           2003
                                                   (Unaudited)
                         ASSETS
    Current assets
      Cash and cash equivalents                       $1,924         $2,086
      Accounts receivable, net                         2,132          2,118
      Inventories                                      1,282          1,021
      Other current assets                               240            319
        Total current assets                           5,578          5,544
    Fixed assets, net                                    440            708
    Intangible assets, net                             1,940          2,194
        Total assets                                  $7,958         $8,446

           LIABILITIES AND SHAREHOLDERS' EQUITY
    Current liabilities
      Accounts payable and accrued expenses           $1,397         $1,201
      Deferred revenue                                   578            565
        Total current liabilities                      1,975          1,766
        Total shareholders' equity                     5,983          6,680
        Total liabilities and shareholders' equity    $7,958         $8,446

SOURCE  PPT VISION, Inc.
    -0-                             08/17/2004
    /CONTACT: Timothy C. Clayton, Chief Financial Officer of PPT VISION, Inc., +1-952-996-9500, ir@pptvision.com , or fax, +1-952-996-9501/
    /Web site:  http://www.pptvision.com /
    (PPTV)

CO:  PPT VISION, Inc.
ST:  Minnesota
IN:  HEA MTC
SU:  ERN CCA